Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Blue Owl Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.950% Notes due 2029	457(o) and 457(r)	$600,000,000	98.818%	$592,908,000	$ 0.00014760	$87,513.22

	Total Offering Amounts					$592,908,000		$87,513.22

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$87,513.22

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.